UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 2, 2009

FRANKLIN ELECTRIC CO., INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	0-362 (Commission File Number)	35-0827455 (I.R.S. Employer Identification No.)

400 E. Spring Street Bluffton, IN (Address of principal executive offices)		46714 (Zip Code)

Registrant’s telephone number, including area code: (260) 824-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

        (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

        (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.
R. Scott Trumbull, Chairman and Chief Executive Officer, and John J. Haines, Vice President and Chief Financial Officer, of Franklin Electric Co., Inc. (the “Company”) will present at the KeyBanc Investor Conference in Boston, Massachusetts on June 2, 2009.  A copy of the presentation slides are attached hereto as Exhibit 99.1 and will be available on the Company’s web site, www.fele.com, under the “Investor Relations” page, for 30 days after the presentation.

Management expects during the course of the presentation to make the following additional comments with respect to the outlook for the balance of the year:

1) Year over year sales comparisons for the Fueling Segment will be particularly difficult in the second and third quarters of 2009 due to the high volume of prior year shipments in California.

2) Management expects that overall margins should improve sequentially in the second and third quarters of 2009 and be above prior year in the fourth quarter.

3) Estimates of cost savings for fixed manufacturing and Selling, General and Administrative Expenses are impacted by foreign currency exchange rates versus the U.S. dollar.  Key current assumptions used in these estimates are Euro to U.S. dollar of .7569 and Brazilian real to U.S. dollar of 2.18.

4)  The Company discussed that in the second half of 2009, due to the expansion of the facility in Linares, Mexico, along with the curtailment of production in higher costs facilities, the Company’s manufacturing converting costs will be approximately $11 million lower during the second half of 2009 than they were in the second half of 2008.  These costs savings are included in the 2009 Full Year Cost Reduction vs. 2008 estimates provided on page 12 of the presentation

In accordance with Instruction B.2 of Form 8-K, the information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01.                                Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Presentation slides at the KeyBanc Investor Conference on June 2, 2009 and appendix reconciling certain non GAAP financial measures.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN ELECTRIC CO., INC. (Registrant)
Date: June 2, 2009	By: ___/s/John J. Haines___________________ John J. Haines Vice President, Chief Financial Officer and Secretary